For period ending October 31, 2007

File number 811-8767

Exhibit 77C:

In connection with the establishment of new series (i.e., UBS Select Tax-Free Institutional Fund, UBS Prime Preferred Fund, UBS Treasury Preferred Fund, UBS Tax-Free Preferred Fund, UBS Prime Investor
Fund, UBS Treasury Investor Fund, and UBS Tax-Free Investor Fund)
in August 2007, the initial shareholder of each series adopted a consent related to the following organizational matters:
(1)	Approval of Administration Contract;
(2)	Ratification of independent registered public accounting firm; and
(3)	Approval to invest in corresponding master fund
Each item was approved by each of the three initial investors in each new series.

Additional information regarding the three new Investor Series funds (namely, UBS Prime Investor Fund, UBS Treasury Investor Fund and UBS Tax-Free Investor Fund) has not been provided in response to Items 1-76 in this filing on Form N-SAR as those three funds have not commenced operations and have no shares outstanding. Their only actions to date related to certain organizational matters.